AMENDMENT NUMBER TWO TO SUB-ADMINISTRATION AGREEMENT

This Amendment Number Two to the Sub-Administration Agreement is made as of June 22, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”) and Janus Capital Management, LLC, Delaware limited liability company (the “Administrator”) and shall be effective as set forth in Section 2 below. Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, the Sub-Administrator and the Administrator entered into a Sub-Administration Agreement dated as of February 4, 2016 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, the Administrator wishes to engage the Sub-Administrator to provide the Form N-PORT-related services as described in new Schedule B6 to the Agreement and to make other related changes to the Agreement; and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.	The Agreement is hereby amended as follows:

A.	The third paragraph of Section 6 is hereby amended and restated as follows:

“The Administrator will bear all expenses that are incurred in its and the Trust’s operation and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, Administrator and Trust expenses not assumed by the Sub-Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the

Administrator or the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.”

B.         A new paragraph is hereby added to Section 7 of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or any time in effect between the Administrator (or its or the Trust’s investment manager or investment advisor, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than as Sub-Administrator hereunder (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Trust and/or the Funds that is necessary to provide the Services, including Form N-PORT and Form N-CEN Support Services. The Administrator hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of the Trust and each Fund under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to the Sub-Administrator, Trust and Fund information necessary to provide the Services under this Agreement such as net asset values and information relating to the net assets of the Funds, holdings and liquidity reports, market value and other information and data related to the Trust and Funds.

C.         Existing Schedule B6 is hereby renamed as Schedule B5 and Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto in Exhibit 1.

D.         Schedule B1 of the Agreement is hereby deleted in its entirety and restated as set forth in Exhibit 1 to this Amendment.

E.         Schedule B3 of the Agreement is hereby deleted in its entirety and restated as set forth in Exhibit 1 to this Amendment.

F.         A new Schedule B6 and Annex I thereto are hereby added to the Agreement as set forth in Exhibit 1 to this Amendment.

2.	The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

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A.

Sections 1.A., 1.B., 1.C. and 1.E. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.

Section 1.D. of this Amendment and the data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.

The filing obligations of the Services shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-CEN (currently anticipated to be January 2019) and Form N-PORT (currently anticipated to be April 2019).

3.

Notwithstanding the first two sentences of Section 13 of the Agreement, the Administrator agrees to be bound to receive from the Sub-Administrator the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least twelve (12) months following the date of this Amendment. The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the provisions of Section 13 will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.

Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

5.	This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

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6.

This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

JANUS CAPITAL MANAGEMENT, LLC

By: /s/ Jesper Nergaard
Name: Jesper Nergaard
Title: Vice President

STATE STREET BANK AND TRUST COMPANY

By: /s/ Andrew Erickson
Name: Andrew Erickson
Title: Executive Vice President

EXHIBIT 1

SUB-ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	[Reserved];

VI.	Fund Accounting Services as described in Schedule B5 attached hereto; and

VII.	Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of the Administrator or the Trust financial information regarding the Trust that will be included in the Trust’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Administrator’s or the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.

Prepare for the review by designated officer(s) of the Administrator or the Trust certain financial information, including periodic financial reports required to be filed with the SEC, as may be mutually agreed upon for Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.

Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator;

e.	On a monthly basis, reconcile unitary fee payments based on Average Daily Net Assets of the Fund(s) and the contractual management fee, and wire unitary fee payments to the Administrator;

f.

Prepare for review by designated officer(s) of the Administrator or the Trust minimum distribution calculations (income and capital gains) at least annually, or as otherwise mutually agreed by the Sub-Administrator and the Administrator, in accordance with the Trust’s distribution policy or policies as set forth in the Trust’s prospectus(es), as applicable.

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator; and

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j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

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Schedule B3

Fund Administration Legal Services

a.

Prepare for filing with the SEC the following documents: Registration Statement filings made on Form N-1A and Form 497, including preparation of the Prospectus, SAI and Part C for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

b.	Prepare for filing with the SEC proxy statements, Form N-14, and provide consultation on proxy solicitation matters;

c.	Prepare and file correspondence and any other required communications with the SEC related to the regulatory filings identified in Sections a. and b. of this Schedule;

d.

Review and comment on disclosure made in other regulatory filings, such as Form N-CSR and Form N-CSRS, Form N-PX, Form N-Q, Rule 24f-2 filings, as applicable, or such other disclosure as may be requested for review from time to time;

e.	Maintain general regulatory filings calendars, as requested;

f.

Assist, as requested, in developing guidelines and procedures to improve overall compliance by the Trust with Form N-1A and Form N-14, including providing guidance on what may be considered industry practice on disclosure matters;

g.

As may be reasonably requested from time to time, assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

h.

Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, and as requested, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	File fidelity bonds prepared by the Trust’s insurance providers with the SEC, as requested.

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Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”)

Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and

Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN

Support Services, and for purposes of this Schedule B6, the “Services”)

I.	The Services.

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

●

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Administrator will need to coordinate in order to produce such data, documentation, and information), the Sub-Administrator will use required data, documentation, assumptions, information and assistance from the Administrator, the Sub-Administrator’s internal systems and, in the case of Funds not administered by the Sub-Administrator or its affiliates, third party Trust and Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”), to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Administrator; and (ii) the initial filing of Form N-CEN, and annual updates thereto, for review and approval by the Administrator.

●	The Administrator acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

●

Following review and final approval by the Administrator of each such draft Form N-PORT template and N-CEN update, and at the direction of the Administrator and on behalf of the Trust, the Sub-Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by the Sub-Administrator and the Administrator. The Form N-CEN Services will be provided to the Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Administrator and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

●

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Sub-Administrator will use such Required Data from the Administrator, the Sub-Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with U.S. Generally Accepted Accounting Principles, as of the Trust’s first and third fiscal quarter-ends.

●

Following review and final approval by the Administrator of each such draft Portfolio of Investments, and at the direction of the Administrator and on behalf of the Trust, the Sub-Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services:

●	Not Applicable.

II.	Administrator Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Administrator by the Sub-Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Administrator or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Sub-Administrator or its affiliates in connection with services performed with respect to the Trust or otherwise prepared by the Sub-Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Sub-Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services provided with respect to the Trust shall be as provided in such respective other agreements between the Sub-Administrator or its affiliates and the Administrator or the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Sub-Administrator’s or its affiliates’ obligations to the Administrator or the Trust under the Other Trust Agreements.

In connection with the provision of the Services by the Sub-Administrator, the Administrator acknowledges and agrees that it will be responsible for providing the Sub-Administrator with any information requested by the Sub-Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Sub-Administrator, in formats compatible with Sub-Administrator-provided data templates including, without

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limitation, Required Data and the information and assumptions required by the Sub-Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Sub-Administrator, in its discretion, subject to reasonable prior notice to the Administrator (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Sub-Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Administrator), including, without limitation, arranging for the provision of data from the Administrator, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Sub-Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Sub-Administrator and the Administrator will agree on the scope of the information to be extracted from the Sub-Administrator’s or any of its affiliate’s systems for purposes of the Sub-Administrator’s provision of the Services, and the Sub-Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Sub-Administrator to provide the Services.

The following are examples of certain types of information that the Administrator is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Administrator hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

●	SEC filing classification of the Trust (i.e., small or large filer);
●	Identification of any data sourced from third parties;
●	Identification of any securities reported as Miscellaneous; and
●	Any Explanatory Notes included in N-PORT Section E.

2.         The Administrator acknowledges that it has provided to the Sub-Administrator all material assumptions used by the Administrator or that are expected to be used by the Administrator in connection with the provision of the Services, and that it has approved all material assumptions used by the Sub-Administrator in the provision of the Services prior to the first use of the Services. The Administrator will also be responsible for promptly notifying the Sub-Administrator of any changes in any such material assumptions previously notified to the Sub-Administrator by the Administrator or otherwise previously approved by the Administrator in connection with the Sub-Administrator’s provision of the Services. The Administrator acknowledges that the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

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●	Investment classification of positions;
●	Assumptions necessary in converting data extracts;
●	General operational and process assumptions used by the Sub-Administrator in performing the Services; and
●	Assumptions specific to the Trust.

The Administrator hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Administrator (and/or the Sub-Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Administrator acknowledges and agrees on the following matters:

(A)        The Administrator has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Administrator has determined that the Services are suitable for its and the Trust’s purposes. None of the Sub-Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Sub-Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise under this Schedule B6.

(B)        The Administrator assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Sub-Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Sub-Administrator is not providing any customization, guidance, or recommendations. Where the Administrator uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Sub-Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Sub-Administrator has no obligation of compliance with respect thereto.

(C)        The Administrator may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Sub-Administrator in connection with the Services and provided by the Sub-Administrator to the Administrator (“Materials”; provided that the term “Materials” as used in this Schedule B6 shall not include the Trust’s underlying data or the as-filed versions of the Trust’s Form N-PORT, Form N-CEN and Portfolio of Investments filings) as follows: (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable.

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The Administrator may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, auditors, legal counsel, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Administrator (each a “Permitted Person”); provided, however, (i) the Administrator may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Administrator has separate license rights with respect to the use of such Third Party Data, or (iii) the Administrator may not use the Services or Materials in any way to compete or enable any third party to compete with the Sub-Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Administrator, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose, display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Administrator has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)      The Administrator shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Administrator shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)      The Services, the Materials and all confidential information of the Sub-Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Sub-Administrator. The Administrator has no rights or interests with respect to all or any part of the Services, the Materials or the Sub-Administrator’s confidential information, other than its use and

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redistribution rights expressly set forth in Section 3(C) herein. The Administrator automatically and irrevocably assigns to the Sub-Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Sub-Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Sub-Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Administrator or the Trust.

(F)      The Sub-Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

(G)      The parties acknowledge and agree that the provisions of Section 8 of the Agreement apply to the provision of the Services under this Schedule B6.

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ANNEX I

JANUS FUNDS

Further to the Amendment dated as of June 22, 2018, to the Sub-Administration Agreement dated as of February 4, 2016 between Janus Capital Management, LLC (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”), the Administrator and the Sub-Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:
JANUS DETROIT STREET TRUST	Standard N-PORT Reporting Solution (Data and Filing)
Janus Henderson Short Duration Income ETF	Standard
Janus Henderson Small Cap Growth Alpha ETF
Janus Henderson Small/Mid Cap Growth Alpha ETF
The Long-Term Care ETF
The Organics ETF
The Obesity ETF

Form N-CEN Services
JANUS DETROIT STREET TRUST

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IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

JANUS CAPITAL MANAGEMENT, LLC	STATE STREET BANK AND TRUST COMPANY

By: /s/ Jesper Nergaard	By: /s/ Andrew Erickson
Name: Jesper Nergaard Title: Vice President Address: 151 Detroit Street Denver, CO 80206	Name: Andrew Erickson Title: Executive Vice President Address: One Lincoln Street Boston, MA 02111

Date: 6.22.18	Date: 6.26.2018

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